Exhibit 2.2

Amendment No. 1 to Amended and Restated Agreement and Plan of Merger

Dated as of November 11, 2024

This Amendment No. 1 to Amended and Restated Agreement and Plan of Merger (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among (i) Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), (ii) WTMA Merger Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Evolution Metals LLC, a Delaware limited liability company (the “Company”). Acquiror, Merger Sub and the Company may be referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties are all of the parties to that certain Amended and Restated Agreement and Plan of Merger dated as of November 6, 2024 (the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement and, pursuant to the provisions of Section 11.11 of the Merger Agreement, the Merger Agreement may be amended by the Parties in writing.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.	Amendment. Pursuant to the provisions of Section 11.11 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	The definition of “Minority Merger Consideration” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Minority Merger Consideration” means a number of Acquiror Common Shares, a number of membership interests of the Surviving Company and an amount of cash (in each case, if any) set forth opposite each Company Minority Equityholder’s name in Section 1.2 of the Company Disclosure Letter, to be delivered to the Company Minority Equityholders in payment of each Minority Equityholder’s applicable portion of the Aggregate Merger Consideration.

(b)	The definition of “Company Minority Equityholders” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

“Company Minority Equityholders” means (i) Springrock Management Inc., a Nevada corporation, Jon Brown, Wendy Brown and Harry Evans; (ii) subsequent to step 5-A of the Precedent Transactions (as described in the Recitals hereto), the Korean Equityholders; and (iii) subsequent to Step 6 of the Precedent Transactions (as described in the Recitals hereto), US NewCo.

(c)	The Company Disclosure Letter is hereby amended and restated in its entirety to be as set forth in the Company Disclosure Letter as delivered by the Company to the Acquiror on the Amendment Date.

3.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

Welsbach Technology Metals Acquisition Corp.

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Chief Operating Officer

WTMA Merger Subsidiary LLC

By:	Welsbach Technology Metals Acquisition Corp.
Its:	Manager

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Authorized Signatory

Evolution Metals LLC

By:	/s/ David Wilcox
Name:	David Wilcox
Title:	Managing Member

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